Exhibit 10.37

December 11, 2015

Mr. William A. Hawkins

Dear Bill:

On behalf of the Board of Managers of Bioventus, I am pleased to offer you the role of member and Chairman of our Board of Managers, effective January 1, 2016. I personally look forward to working closely with you to continue building a world leading company in orthobiologics. This letter outlines the terms and conditions of your appointment to serve as a member and chairman of the board of managers (the “Board”) of Bioventus LLC (the “Company”).

As a member and the chairman of the Board, you will be expected to attend Board meetings and will have such other duties and responsibilities as are customarily associated with these positions and described in the Amended and Restated Limited Liability Company Agreement of Bioventus LLC, as it may be further amended from time to time (the “LLC Agreement”). You shall continue to serve on the Board and as chairman until such time as either you or the Company terminates your service in accordance with the terms and conditions of the LLC Agreement or until such date that Bioventus Inc. consummates an initial public offering.

In consideration of your services as a member of the Board, the Company will (a) pay you an annual retainer fee of $40,000 for your service as a member of the Board and $50,000 for your service as chairman of the Board, both payable in quarterly installments in arrears and pro-rated for any partial period of service and (b) grant you 50,000 phantom profits interest units under the Company’s phantom profits interests plan (the terms and conditions of which shall be set forth in a separate award agreement). In addition, the Company will reimburse you in accordance with the applicable Company policy for reasonable travel and other out-of-pocket expenses incurred in connection with your service on the Board.

As a member of the Board, you will be entitled to coverage under a directors’ and officers’ liability insurance policy maintained by the Company and you will be subject to and comply with all Board policies as may be adopted from time to time, including without limitation, any Code of Conduct or Confidentiality Policy.

During your tenure as a member of the Board, you shall at all times and for all purposes be acting as an independent contractor and not as an employee of the Company.

Accordingly, you will not be eligible to participate in employee benefit plans provided by the Company to its employees and the Company will not, on your account, (i) pay any unemployment tax or other taxes required under the law to be paid with respect to employees or (ii) withhold any monies from any compensation paid to you for income or employment tax purposes. Board-member compensation is established by the Board and so, notwithstanding this letter, it may be revised at any time and from time to time.

Upon the completion of the initial public offering of Bioventus Inc. common stock, you will become a director of Bioventus Inc. (and will receive compensation in such capacity) and at such time as you become a director of Bioventus Inc. you will cease to receive separate compensation for your services as a member of the Company’s Board.

Please confirm that the foregoing reflects your understanding by signing and returning to us the enclosed duplicate of this letter at your earliest convenience.

Again Bill, I am very excited about our future with you as a member and Chairman of our Board. Please feel free to contact me should you wish to discuss any aspect this opportunity or of your service on the Company’s Board.

Sincerely

/s/ Anthony P. Bihl III
Anthony P. Bihl III
Chief Executive Officer

Accepted & Agreed:

/s/ William A. Hawkins
William A. Hawkins

12/21/15
Date

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